May 5, 2008

ALLIANCE DATA SIGNS AGREEMENT FOR SALE OF NETWORK SERVICES BUSINESS TO HEARTLAND PAYMENT SYSTEMS

•	On May 2nd, Alliance Data signed an agreement for the sale of the Company’s merchant bankcard acquiring business, Network Services, to Heartland Payment Systems (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll and payment solutions.

•	Under the terms of the agreement, Alliance Data will receive net proceeds of $77 million in cash. The transaction should yield no cash tax liability, thus suggesting approximately $1.00 per share in proceeds.

•	The agreement marks the completion of the first of two dispositions that Alliance Data has previously disclosed. Alliance Data determined that the Network Services business was no longer aligned with the Company’s long-term strategy, and as a result moved the business to discontinued operations.

•	Alliance Data remains committed to its long-term strategy of delivering transaction-based loyalty and marketing solutions while generating solid free cash flow.

•	Alliance Data believes Heartland Payment Systems will be an excellent owner of Network Services as they share the same core offering; have complementary clients and markets; and can leverage capabilities and expertise for greater opportunity for growth. As a result, many Alliance Data associates will now have an opportunity to work for a company where this business is a part of the overall long-term strategy, making this transaction a great fit.

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